                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________


                                    FORM 8-K/A


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             3DFX INTERACTIVE, INC.
            --------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


             CALIFORNIA                                 77-0390421
   -------------------------------              -----------------------
(State of incorporation or organization)           (IRS Employer
                                                    Identification No.)


                            4435 Fortran Drive
                           San Jose, California              95134
                   -------------------------------        -----------
              (Address of principal executive offices)     (Zip Code)

                          (408) 935-4400
                      ----------------------
         (Registrant's telephone number, including area code)














        The undersigned Registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange
Commission on May 21, 1999 (the "Form 8-K") as set forth in the pages attached hereto:

Item 7.  Financial Statements and Exhibits.
        (b)     Pro Forma Financial Information.

        The following unaudited pro forma combined financial statements are set forth below:

    o Unaudited Pro Forma Combined Financial Information and Notes Thereto
    o Unaudited Pro Forma Combined Balance Sheet
    o Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended December 31, 1998
    o Unaudited Pro Forma Combined Statement of Operations for the three-month period ended April 30, 1999
    o Notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Financial Information and Notes Thereto

The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had 3Dfx Interactive, Inc. ("3Dfx") and STB Systems, Inc. ("STB") been a combined company during the specific periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of 3Dfx included in its Annual Report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the three months ended April 30, 1999, and of STB included in its Annual Report on Form 10-K for the fiscal year ended October 31, 1998 and its quarterly report on Form 10-Q for the quarter ended January 31, 1999.

The following pro forma combined financial statements give effect to the merger of 3Dfx and STB using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of 3Dfx and STB. The pro forma adjustments are preliminary and based on management's estimates. In addition, management is in the process of assessing and formulating its integration plans, which may include employee separations, employee relocations and facility consolidation. While the exact amount of the restructuring costs is not known, management believes that the costs approximate $1.0 million, of which approximately $600,000 is for employee relocations, $100,000 is for employee separations and $300,000 is for facility consolidation.

Based on the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see note 2 to the pro forma financial statements).

The pro forma combined balance sheet assumes that the merger took place on April 30, 1999 and combines 3Dfx's and STB's April 30, 1999 consolidated balance sheets. The pro forma combined statements of operations assume the merger took place as of the beginning of 1998 and then carried forward into fiscal 1999. They combine:

o 3Dfx's consolidated statement of operations for the fiscal year ended December 31, 1998 and STB's consolidated statement of operations for the fiscal year ended
  October 31, 1998, and

o 3Dfx's and STB's consolidated statements of operations for the quarters ended April 30, 1999.

                             3DFX INTERACTIVE, INC.
                      UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (In thousands)

                                 3Dfx          STB        Pro Forma
                              April 30,    April 30,     Adjustments Pro Forma
                                 1999         1999        (Note 2)    Combined
                             -----------  -----------    ---------   ---------
Assets:
  Cash and cash equivalents    $55,556      $31,407       $   --     $86,963
  Short-term investments..      23,192         --          7,714      30,906
  Accounts receivable, net      33,482       65,992      (25,159)     74,315
  Inventory...............      18,306       31,894       (3,517)     46,683
  Other current assets ...      13,396       13,019       (7,714)     18,701
                            -----------  -----------    ---------   ---------
    Total current assets..     143,932      142,312      (28,676)    257,568

  Property and equipment, net   21,572       11,587           --      33,159
  Other assets............       3,284        3,606       43,309      50,199
                            -----------  -----------    ---------   ---------
                              $168,788     $157,505      $14,633    $340,926
                            ===========  ===========    =========   =========

Liabilities and Shareholders' Equity:
  Accounts payable........     $35,113      $49,627     ($20,659)    $64,081
  Accrued liabilities.....      10,670        3,181           --      13,851
  Short-term debt.........        --         15,500           --      15,500
  Current portion
     of long-term liabilities      216          612           --         828
                           -----------  -----------    ---------   ---------
     Total current liabilities  45,999       68,920      (20,659)     94,260
                           -----------  -----------    ---------   ---------
Long-term liabilities....          449        1,786        7,639       9,874
                           -----------  -----------    ---------   ---------
Shareholders' equity:
  Common Stock...........      128,093       83,176       35,983     247,252
  Retained earnings
    (accumulated deficit)       (5,460)      5,144      (12,963)     (13,279)
  Warrants ..............          242         --             --         242
  Deferred compensation..         (535)        --             --        (535)
  Unrealized gain on
    equity securities             --          3,112           --       3,112
  Treasury stock at cost          --         (4,633)       4,633          --
                            -----------  -----------    ---------   ---------
     Total shareholders'
         equity.........        122,340      86,799       27,652     236,792
                            -----------  -----------    ---------   ---------
                               $168,788     $157,505     $14,633    $340,926
                            ===========  ===========    =========   =========



   See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                             3DFX INTERACTIVE, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)



                              3Dfx           STB
                           Year ended     Year ended    Pro Forma
                           December 31,   October 31,  Adjustments   Pro Forma
                              1998           1998       (Note 2)      Combined
                           ------------- ------------- -----------   ---------
Revenues.................     $202,601      $266,270      (1,460)(e)  $467,411
Cost of revenues.........      119,618       222,018        (774)(e)   340,862
                           ------------- ------------- -----------   ---------
Gross profit.............       82,983        44,252        (686)      126,549
                           ------------- ------------- -----------   ---------
Operating expenses:
  Research and development      34,045        10,794        --          44,839
  Selling, general and
        administrative...       35,441        30,383      12,345 (c)    78,169
                           ------------- ------------- -----------   ---------
     Total operating expenses   69,486        41,177      12,345       123,008
                           ------------- ------------- -----------   ---------
Income (loss) from operations   13,497         3,075     (13,031)        3,541
Interest and other income
   (expense), net........       15,869          (439)       --          15,430
                           ------------- ------------- -----------   ---------
Income (loss) before
   income taxes..........       29,366         2,636     (13,031)       18,971
Provision for income taxes       7,663           904        (240)(e)     8,327
                           ------------- ------------- -----------   ---------
Net income (loss)........      $21,703        $1,732     ($12,791)      10,644
                           ============= ============= ===========   =========

Net income (loss) per share
  Basic..................        $1.45         $0.14                     $0.47
                           ============= =============               =========
  Diluted................        $1.33         $0.13                     $0.43
                           ============= =============               =========

Shares used in net income (loss) per
   share calculations:
  Basic..................       14,917        12,134                    22,804
                           ------------- -------------               ---------
  Diluted................       16,353        12,883                    24,727
                           ------------- -------------               ---------

   See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                             3DFX INTERACTIVE, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                              3Dfx           STB
                          Three month     Three month    Pro Forma
                          period ended    period ended  Adjustments   Pro Forma
                         April 30, 1999  April 30, 1999  (Note 2)      Combined
                            ------------- ------------- -----------   ---------
Revenues.................      $40,444       $90,667    ($19,218)(e)  $111,893
Cost of revenues.........       26,190        74,511     (15,701)(e)    85,000
                            ------------- ------------- -----------   ---------
Gross profit.............       14,254        16,156      (3,517)       26,893
                            ------------- ------------- -----------   ---------
Operating expenses:
  Research and development      11,756         2,994        --          14,750
  Selling, general and
        administrative...        6,620        28,106       3,086 (c)    37,812
                            ------------- ------------- -----------   ---------
     Total operating expenses   18,376        31,100       3,086        52,562
                            ------------- ------------- -----------   ---------
Income (loss) from operations   (4,122)      (14,944)     (6,603)      (25,669)
Interest and other income
   (expense), net.......           911          (123)       --             788
                            ------------- ------------- -----------   ---------
Income (loss) before
   income taxes                 (3,211)      (15,067)     (6,603)      (24,881)
Benefit for income taxes        (1,027)          (92)     (1,231)(e)    (2,350)
                            ------------- ------------- -----------   ---------
Net income (loss)........      ($2,184)     ($14,975)    ($5,372)     ($22,531)
                            ============= ============= ===========   =========

Net income (loss) per share
  Basic...................       ($0.14)       ($1.19)                  ($0.94)
                            ============= =============               =========
  Diluted.................       ($0.14)       ($1.19)                  ($0.94)
                            ============= =============               =========

Shares used in net income (loss) per
   share calculations:
  Basic...................       15,768        12,612                   23,966
                            ------------- -------------               ---------
  Diluted.................       15,768        12,612                   23,966
                            ------------- -------------               ---------

   See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

Notes to Unaudited Pro forma Combined Financial Statements

Note 1. Basis of Presentation

The pro forma combined balance sheet assumes that the merger took place April 30, 1999 and combines 3Dfx's and STB's consolidated balance sheets.

The pro forma combined statements of operations assumes that the merger took place as of the beginning of 1998 and then carried forward into fiscal 1999. They combine:

0 3Dfx's consolidated statement of operations for the fiscal year ended December 31, 1998 amd STB's consolidated statement of operations for the fiscal year ended October 31, 1998, and

o 3Dfx's and STB's consolidated statements of operations for the quarters ended April 30, 1999.

On a combined basis, there were no material transactions between 3Dfx and STB during the periods presented except for sales of product by 3Dfx to STB which have been eliminated (see note 2).

There are no material differences between the accounting policies of 3Dfx and STB.

The pro forma combined provision (benefit) for income taxes may not represent the amounts that would have resulted had 3Dfx and STB filed consolidated income tax returns during the periods presented.

Note 2.  Pro Forma Adjustments

The pro forma adjustments are preliminary and based on 3Dfx management's estimates. In addition, management is in the process of assessing and formulating its integration plans, which may include employee separations, employee relocations and facility consolidation. While the exact amount of the restructuring costs is not known, management believes that these costs approximate $1.0 million, of which approximately $600,000 is for employee relocations, $100,000 is for employee separations and $300,000 is for facility consolidation.

The purchase price of $126.8 million includes $116.1 million of stock to be issued at fair value (fair value being determined as the average price of the 3Dfx stock for a period three days before and after the announcement of the merger), $6.2 million in STB stock option costs and $4.5 million in estimated expenses of the transaction. The purchase price was allocated on a pro forma basis: $86.8 million to the estimated fair value of STB net tangible assets purchased (as of April 30, 1999), $(7.6) million to deferred tax liabilities associated with the transaction, $4.3 million to purchased in-process research and development, $11.4 million to purchased existing technology, $4.4 million to trademarks, $2.3 million to workforce-in-place, $1.0 million to executive covenants and $24.2 million to goodwill. The allocation of the purchase price to intangibles was based upon an independent, third party appraisal and management's estimates.

The value assigned to purchased in-process research and development ("IPR&D") was determined by identifying research projects in areas for which technological feasibility had not been established. These include projects for Voodoo3 as well as other specialized technologies totaling $4.3 million. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

Net Cash Flows. The net cash flows from the identified projects are based on our estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, royalty costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

The estimated revenues are based on management projections of each in-process project and the business projections were compared and found to be in line with industry analysts' forecasts of growth in substantially all of the relevant markets. Estimated total revenues from the IPR&D product areas are expected to peak in the year ending December 31, 1999 and decline from 2000 into 2001 as other new products are expected to become available. These projections are based on our estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions by our competitors and us.

Projected gross margins approximate STB's recent historical performance and are in line with comparable industry margins. The estimated selling, general and administrative costs are consistent with STB's historical cost structure, which is in line with industry averages at approximately 10% of revenues. Research and development costs are consistent with STB's historical cost structure.

Royalty rate. The Company applied a royalty charge of 25% of operating income for each in-process project to attribute value for dependency on predecessor core technologies.

Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 14%. The discount rate used in discounting the net cash flows from IPR&D is 20%, a 600 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project technological feasibility. The percentage of completion varied by individual project ranging from 50% to 91%.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

Based on the timing of the closing of the transaction, finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

  (a) Adjustments to record the components of the purchase price- $116.1 million in 3Dfx common stock, $5.6 million in 3Dfx common stock options and $0.6 million of cash. The 3Dfx common stock will be issued in exchange for outstanding shares of STB common stock. 3Dfx common stock options, with adjusted exercise prices ranging between $7.10 per share and $39.49 per share, will be issued in exchange for vested STB options at the conversion ratio of 0.65 options to purchase 3Dfx common stock for each option to purchase STB common stock. Cash is being exchanged for non-vested options to purchase STB common shares, which accelerate, vest and become exercisable upon the consummation of the merger, for the difference between the fair value of STB common stock on the date of the merger and the exercise price of the underlying STB options. The value of the 3Dfx common stock issued is based on the average price of 3Dfx stock for a period of three days before and after the announcement of the merger ($14.045). The value of the STB common stock options is based on the estimated fair market value of these options as of the date of the merger agreement determined using the Black-Scholes option pricing model, with a 70% volatility, a 2-year estimated life, a 0% dividend yield and a risk-free rate of 6%.

        Adjustment also reflects the elimination of STB shareholders' equity.

  (b) Adjustment includes $4.3 million for purchased in-process research and development. As discussed in Note 2, the value of this IPR&D was based upon a valuation prepared by an independent, third-party appraisal company. This amount will be expensed as a non-deductible charge upon the consummation of the merger. This amount has been reflected as a reduction to retained earnings and has not been included in the pro forma combined statement of operations due to its non-recurring nature. Adjustment also reflects elimination of STB shareholders' equity and the inter-company profit remaining in inventory of approximately $3.5 million April 30, 1999.

  (c) Adjustments include the recording of $43.3 million in intangible assets which are comprised of $11.4 million in purchased existing technology, $4.4 million in trademarks, $2.3 million in workforce-in-place, $1.0 million in executive covenants and $24.2 million in goodwill.

        The estimated annual amortization charge to income related to intangible assets acquired approximates $12.3 million.
        This charge is reflected in the pro forma combined statement of operations and is recalculated below:


                                                               Calculated
                                                  Estimated         1998
                                     Amount      Useful Life  Amortization
                                  ------------- ------------- -----------
Purchased existing technology:
        1.5 year life..............   $6,475,000     1.5 years  $4,317,000
        3 year life................    4,966,000       3 years   1,655,000
Trademarks.........................    4,406,000       5 years     881,000
Workforce-in-place.................    2,250,000       5 years     450,000
Executive covenants................    1,000,000       5 years     200,000
Goodwill...........................   24,211,000       5 years   4,842,000

  (d) Adjustment to reflect estimated merger-related expenses. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and statement of operations as an increase in the purchase price of the transaction and is allocated to the assets and liabilities assumed, based upon their estimated fair value. Adjustment also reflects the elimination of inter-company payables and receivables for the inter-company sale of product.

  (e) Adjustment to eliminate sales and related cost of sales and the related tax impact by 3Dfx to STB for amounts remaining in inventory at period end.

  (f) Adjustment to reclassify equity securities held by STB for consistency of presentation with 3Dfx.

  (g) Adjustment reflects the recording of deferred tax liabilities associated with non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using statutory tax rates of 40%.

Note 3.  Pro Forma Net Income (Loss) Per Common Share

Basic pro forma net income (loss) per common share was calculated based on the conversion of 12.7 million shares of STB common stock outstanding at April 30, 1999 into 8.3 million shares of 3Dfx common stock. Diluted net income (loss) per share did not include any common stock equivalents at April 30, 1999 as their effect is anti-dilutive. Diluted net income (loss) per common share at December 31, 1999 included 1.9 million equivalent 3Dfx common shares of which less than 500,000 were attributable to STB stock options.





                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          3DFX INTERACTIVE, INC.
                                          (Registrant)

                                          /s/ L. GREGORY BALLARD
                                          --------------------------------------
                                          L. Gregory Ballard
                                          President and Chief Executive Officer

                                          /s/ DAVID ZACARIAS
                                          --------------------------------------
                                          David Zacarias
                                          Vice President, Administration and
                                          Chief Financial Officer
                                          (Principal Financial and
                                           Accounting Officer)

Dated: July 27, 1999